March 17, 2004

Bowater Incorporated
55 East Camperdown Way
P.O. Box 1028 Greenville, South Carolina 29602

RE: Registration Statement on Form S-3 filed by Bowater Incorporated under the Securities Act of 1933, as amended (the "Securities Act") (Commission File No. 333-108166) and offering of $250,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2010.

Ladies and Gentlemen:

     We have acted as counsel to Bowater Incorporated, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (Commission File No. 333-108166) filed with the Securities and Exchange Commission (the "Commission") and declared effective on Tuesday, September 23, 2003 (the "Registration Statement") and the offering thereunder (the "Offering") of $250,000,000 in aggregate principal amount of the Company's Floating Rate Senior Notes due 2010 (the "Notes"). The Notes are issued pursuant to a Senior Indenture, dated as of March 17, 2004 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), and a First Supplemental
Indenture, also dated as of March 17, 2004 (the "Supplemental Indenture"), between the Company and the Trustee.

     In rendering the opinions expressed below, we have examined:

    (i)   the Indenture;

    (ii)  the Supplemental Indenture;

    (iii) the Registration Statement;

    (iv)  that  certain  Underwriting   Agreement  dated  March  10,  2004  (the
          "Underwriting Agreement") by and among the Company, UBS Securities LLC, as representative of the several Underwriters named in Schedule I thereto (the "Underwriters") and Barclays Capital Inc., as qualified independent underwriter;

    (v)   a  Preliminary  Prospectus  Supplement  dated March 10, 2004 and filed
          with  the  Commission  on  such  date  (the  "Preliminary   Prospectus
          Supplement");

    (vi) a Prospectus Supplement dated March 12, 2004 and filed with the Commission on such date (the "Prospectus Supplement"); (vii) the form of the Notes (items (i) through

    (vii) are collectively  referred to herein as the "Transaction  Documents");
          and

    (viii)such corporate records, agreements and instruments of the Company and such other documents and records as we have deemed necessary as a basis for the opinions expressed below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuiness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies thereof. To the extent that the obligations of the Company may be dependent on such matters, we have assumed for the purpose of this opinion that: (i) the parties to the Transaction Documents other than the Company (the "Other Parties") are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the Other Parties have full power and authority to execute, deliver and perform their obligations under each of the Transaction Documents to which they are parties and each of the other documents executed by them in connection therewith; (iii) each such document executed by the Other Parties has been duly authorized, executed and delivered by the Other Parties and constitutes the legal, valid and binding obligation of the Other Parties, enforceable against them in accordance with its terms; (iv) the execution and delivery of each such document does not violate any law, regulation, order, judgment, or decree applicable to any Other Party; (v) the Other Parties will act in good faith and will seek to enforce their rights and remedies under the Transaction Documents in a manner that is commercially reasonable and in accordance with applicable laws; and (vi) the representations and warranties of the Other Parties as set forth in the Underwriting Agreement are true and correct in all material respects, and the Other Parties will perform their covenants and agreements under the Transaction Documents in all material respects. We express no opinion as to the applicability to the Other Parties of, or the effect of noncompliance by the Other Parties with, any laws applicable to the transactions contemplated by the Transaction Documents because of the nature of any business of any of the Other Parties. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

     An attorney in our firm is admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

          Based upon the foregoing and subject to the conditions, limitations and assumptions set forth herein, it is our opinion that, upon receipt by the Company of the purchase price therefor set forth in the Underwriting Agreement, the Notes will be legally issued and will be binding obligations of the Company, except that (A) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by applicable law and public policy considerations.

     This letter speaks only as of its date and applies only to the matters specifically covered by this letter. We expressly disclaim any obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion. This opinion is limited to the matters expressly set forth herein, and no other opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion that any document is valid, binding and enforceable is qualified, and no opinion is given, as to the enforceability of any provision: (a) regarding consent to jurisdiction in federal court or selection of forum or venue; (b) requiring or in effect requiring that any waiver or amendment to any provision or document may be effected only in writing; and (c) providing that rights or remedies are cumulative to the extent that remedies are potentially mutually exclusive. We further express no opinion with respect to any matter governed by or arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any state securities or blue sky laws, any other law governing the adequacy of disclosure, the Investment Company Act, as amended, the Public Utility Holding Company Act, as amended, the Federal Power Act, as amended, or any other matters not explicitly stated in this opinion letter.

     We hereby consent to the filing of this opinion as Exhibit 5 to a current report on Form 8-K to be incorporated by reference into the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement, including the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.


                                  Very truly yours,

                                  WYCHE, BURGESS, FREEMAN & PARHAM, P.A.

                                  /s/ Wyche, Burgess, Freeman & Parham, P.A.